Free Writing Prospectus Dated November 17, 2010 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

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Morgan Stanley Third Quarter 2010 Overview

November 2010

Notice

The information provided herein may include certain non-GAAP financial measures.
The  reconciliation of such measures to the comparable GAAP figures are included in the  Company's  Annual  Report on Form 10-K for the year ended  December  31,
2009,  2010  Quarterly  Reports  on Form 10-Q and  Current  Reports on Form 8-K,
including   any   amendments   thereto,   all  of   which   are   available   on
www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking  statements,  which speak only as of the date on which they are made, which reflect  management's  current estimates, projections,  expectations  or  beliefs  and  which  are  subject  to risks  and uncertainties  that  may  cause  actual  results  to  differ  materially.  For a discussion of risks and uncertainties  that may affect the future results of the
Company,  please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009,  2010 Quarterly  Reports on Form 10-Q and Current  Reports on
Form 8-K, including any amendments thereto.

The issuer has filed a registration  statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should  read  the  prospectus  in that  registration  statement  and  any  other documents the issuer has filed with the SEC for more complete  information about the issuer and any  offering to which this  communication  relates.  You may get these  documents  for  free by  visiting  EDGAR  on the SEC  global  web site at
www.sec.gov.   Alternatively,   the  issuer,   any  underwriter  or  any  dealer
participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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presented.

Index

[] Consolidated Financial Highlights

[] Business Strategy and Financial Results

     -    Institutional Securities

     -    Global Wealth Management Group

     -    Asset Management

[] Capital

[] Funding Diversification

     -    Secured Funding

     -    Unsecured Funding

[] Summary

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Consolidated Financial Highlights

3Q10 Net Revenues of $6.8 Bn (1)
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Business Mix 3Q10

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3Q 2010 Highlights -

[]   Third quarter revenues were $6.8 billion

     -    Includes negative impact of $731 million from tightening of debt-related credit spreads (3)

[]   Results reflect:

     -    Broad based strength in Investment Banking

     -    Muted Fixed Income Sales and Trading revenue

     -    Improved performance and positive cash flows in both Global Wealth
          Management and Asset Management

[]   Earnings Per Diluted Share were ($0.07)

     -    Income from Continuing Operations of $0.05 per Diluted Share

[]   Book Value increased to $31.25, primarily due to the issuance of $5.6 billion in common equity to CIC

[]   Continued investment in people, platform and client- focused strategy

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  The quarter ended September 30, 2010 includes results from the Morgan
     Stanley Smith Barney joint venture effective from May 31, 2009.
(2)  Includes Principal investments, Other Sales and Trading and Other revenues
(3)  Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA").

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Executing Our Business Strategy

Institutional Securities
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Leading position in many businesses, with upside from more broadly leveraging our client franchise

Wealth Management
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World's largest wealth management firm, with upside from integration

Asset Management
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Institutional asset management focus, with upside from ongoing optimization

Global Footprint
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Historic U.S./European strength complemented with the best Asian strategic relationships and targeted strength in emerging markets

Long Term Performance Goals
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Strengthen Institutional Securities
[] Strong talent pool
[] Increase footprint
[] Expand market share

Integrate and build MSSB
[] One MSSB platform
[] Improve PBT margin to 20%+ post-integration
[] Grow net new money

Rebuild strong Asset Management
[] Restructure business / return to profitability
[] Rebuild investment culture

Leverage Global Footprint
[] Leverage relationships with MUFG and CIC
[] Continue to add talent internationally

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Institutional Securities
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Net Revenue

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Profit Before Tax

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3Q 2010 Highlights -

[]   Net Revenues of $2.9 billion
     -    Includes negative impact of approximately $731 million from tightening of debt-related credit spreads (2)

[]   For the first nine months of 2010, Investment Banking was:
     -   #1 In Global IPOs
     -   #2 in Global Completed MandA
     -   #3 in Global Announced MandA and Global Equity

[]   Muted Fixed Income Sales and Trading revenue
     -   Asian equity business up 25%

Source:
Morgan Stanley Earnings Conference Call , SEC Filings, Thomson Reuters -- for
the period of January 1, 2010 to September 30, 2010 (1) Includes Principal
investments, Other Sales and Trading and Other revenues. (2) Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA") .

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viewed as part of that  presentation.  The  presentation is based on information generally available to the public and does not contain any material,  non-public information.  The  presentation  has not been  updated  since it was  originally presented.

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Global Wealth Management Group
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Net Revenue

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Profit Before Tax

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3Q 2010 Highlights -

[] Stable revenues of $3.1   billion
[] 281 million PBT and 9% PBT margin
     -    Quarterly integration costs of approximately $83 million
[] 18,119 Financial Advisors
[] $1.6   trillion total client assets
[] $5  billion in retail net new assets

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  Results include Morgan Stanley Smith Barney joint venture effective from
     May 31, 2009.
(2)  "Other" includes Investment Banking and Other revenues.

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Asset Management
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Net Revenue

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Profit Before Tax

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3Q 2010 Highlights -

[]   Net Revenues of $802 million
[]   Core Asset Management - $380 million
[]   Merchant Banking - $422 million
     -    includes $203 million of gains from consolidated Morgan Stanley Real
          Estate Funds
[]   PBT of $279 million for a margin of 35%
     -    Excluding gains attributable to non- controlling interests, PBT was
          $86MM for a margin of 14%
[]   Total assets under management of $273 billion
     -    Asset inflows of $2.9 billion
[]   As of August 2010, over 70% of our long- term strategies continued to outperform their respective benchmarks on a three, five, and ten-year basis

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking, Net Interest and Other revenues.

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viewed as part of that  presentation.  The  presentation is based on information
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Balance Sheet and Capital
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Total Assets
($Bn)

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                       3Q10 Key Capital Ratios (Basel I)

Tier 1 Common Ratio 10.7%

Tier 1 Capital Ratio 16.5%

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Source:
Morgan Stanley Earnings Conference Call, SEC Filings

This slide is part of a  presentation  by Morgan  Stanley  and is intended to be viewed as part of that  presentation.  The  presentation is based on information generally available to the public and does not contain any material,  non-public information.  The  presentation  has not been  updated  since it was  originally presented.

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Funding Diversification
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Composition of Funding Liabilities and Equity

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Source: Morgan Stanley SEC Filings
(1)  4Q07 numbers as reported on a fiscal-year basis. 4Q07 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $34.5,
     Long-Term Debt - $190.6, Secured Financing - $301.0, Deposits - $31.2,
     Shareholders Equity - $31.3
(2)  3Q10 numbers as reported on a calendar-year basis. 3Q10 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $4.6,
     Long-Term Debt - $196.5, Secured Financing - $208, Deposits - $61.2,
     Shareholders Equity (Excluding Non- controlling Interests) - $56.8.

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Secured Funding Term Consistent with Asset Fundability

Focus on Liquidity Characteristics of Assets

[]   Assets Tiered by Fundability:

     -    Highly Liquid -- Governments, Agencies, Open Market Operations and
          Central Clearing Counterparty eligible collateral
     -    Liquid - AAA or AA bonds, Supranationals, Primary Index equities and
          Sovereigns like Great Britain or Denmark
     -    Less Liquid - Lower-rated Investment Grade bonds, Emerging Market
          Equities and Emerging Market Sovereigns such as Russia and Brazil
     -    Illiquid - Sub-Investment Grade ABS, Unrated Convertible Bonds or
          Distressed Debt

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Strong Governance and Contingency Planning

[]   Each fundability category is risk managed with:

     -    A target average maturity
     -    A minimum maturity for incremental term secured funding trades
     -    Global Liquidity Reserves held for the potential loss of secured funding

[]   Active limit monitoring and reporting to senior management (Asset Liability
     Committee)

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Estimated Senior Unsecured Funding Issuance
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As of 9/30/10

[]   Reduction in term funding planned for 2011 and 2012 given success in

     -   Pre-funding
     -   Structured Notes Issuance
     -   Term Secured Funding

[] Assumes a constant balance sheet through 2012

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Well Positioned for Strong Execution Going Forward
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Significant Market Share Opportunities
Targeted Growth Strategy
Experienced Leadership Team
Strategic Execution

Opportunity to Increase Share
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[]   Clients receptive to Morgan Stanley offerings
[]   Expanding capability to deliver flow products and content / ideas across the firm
[]   Leadership in place
[]   Focused on disciplined execution

This slide is part of a  presentation  by Morgan  Stanley  and is intended to be
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